Exhibit 10.20

CHANGE OF CONTROL & RETENTION AGREEMENT

This Change of Control & Retention Agreement (the “Agreement”) is effective as of        , 2010 (the ‘Effective Date’), by and between GSE Lining Technology, LLC, a Delaware Limited Liability Company (‘GSE’ or the ‘Company’) with its principal offices at 19103 Gundle Road, Houston, Texas 77073, and Jeffery D. Nigh, an individual with a residential address set forth herein (the ‘Executive’), (together the ‘Parties’).

RECITALS

This Agreement is made with reference to the following facts:

A.                                   The Executive has accepted employment with the Company as 10/1/2010; and

B.                                     The parent Board of Directors of the Company believes it imperative that the Company and the parent Board of Directors be able to rely upon Executive to continue in Executive’s position, and be able to receive and rely upon Executive’s advice as to the best interests of the Company and its shareholders, without concern that Executive might be distracted or affected by a Change of Control event or termination without cause as described hereinafter in this Agreement; and

C.                                     The parent Board of Directors of the Company believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment under the circumstances described herein that provide the Executive with financial incentive and encouragement necessary to remain with the Company during a Change of Control event.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.                                       Terms of Agreement: The Company and the Executive agree that this Agreement will be in effect from the Effective Date until the termination of the Executive’s employment as set forth in Section 2 herein.

2.                                       At-Will Employment: While this Agreement is in effect, the Executive’s employment with the Company shall continue to be ‘at-will’, and as such, may be terminated by the Executive or the Company at any time, for any reason and with or without advance notice, subject to the Company’s severance obligations set forth herein.

3.                                       Definition of Terms: The following terms referred to in this Agreement shall have the following meanings:

(a)                    Change in Control: A Change in Control means the first to occur of any of the following events: (i) consummation of any sale, exchange, or other disposition of all or substantially all of the assets of the Company (together with the assets of the

Company’s parent and direct and indirect affiliates), to any person or group of related persons; (ii) any person or group that becomes the ‘beneficial owners’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of GEO Holdings Corp. a Delaware Corporation or Gundle/SLT Environmental, Inc. a Delaware Corporation;

(b)                                 Qualifying Termination: A ‘Qualifying Termination’ shall mean the Executive termination of employment with the Company without Cause.

(c)                                  Cause: ‘Cause’ shall mean conduct involving one or more of the following: (i) dishonesty, gross negligence, or breach of fiduciary duty; (ii) the Executive’s indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; or (iii) the commission of a felony; or (iv) a material breach of the terms of any Company policy; or (v) the substantial and continuing failure of the Executive to render services to the Company or any subsidiary or affiliates in accordance with the Executive’s obligations and position with the Company; provided that the Company or any subsidiary or affiliates provides the Executive with adequate notice of such failure and, if such failure is capable of cure, the Executive fails to cure such failure within 30 days of the written notice.

4.                                       Severance Benefits Upon a Qualifying Termination:

(a)                                  A Qualifying Termination in connection with a Change in Control is experienced upon or within six (6) months following a Change of Control. If the Executive experiences a Qualifying Termination, then the Executive shall be entitled to receive the following severance benefits which shall be in addition to any salary earned and vacation accrued up to and including the date of termination, as determined by the Company: (i) a severance payment in the amount of twelve times the Executive’s monthly base salary, along with payment of the targeted bonus for the calendar year payable as a lump sum payment within seven (7) days of the date the Executive executes and returns a full waiver and release of all claims in a form provided by the Company; however all accounts payable shall be subject to applicable federal, state and local taxes; and notwithstanding anything else to the contrary, payment shall be made on the first scheduled payroll date after the date which is 29 days following the Date of Termination.

(b)                                 If the Executive is terminated for cause or resigns from Employment after a Change in Control Event, then the Executive shall not be entitled to receive any severance benefits and shall only be entitled to receive any salary earned and vacation accrued up to and including the date of termination.

(c)                                  If the Executive is terminated “without cause” by the Company during the term of this Agreement, Executive shall be entitled to receive the same severance benefits as set forth in Subsection 4 (a) above.

(d)                                 All payments of severance benefits under this Agreement shall comply with Section 409A of the Internal Revenue Code. The intent of the parties is that payments under this Agreement comply with IRS Code Section 409A and the regulations and guidance promulgated therewith, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance herewith.

5.                                       Jurisdiction Venue: The laws of the State of Texas shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and the Company and the Employee agree that the state and federal courts situated in Harris County, Texas shall have personal jurisdiction over the Company and the Employee to hear all disputes arising under this Agreement. This Agreement is to be partially performed in Harris County, Texas, and as such, the Company and the Employee agree that venue shall be proper with the state or federal courts in Harris County, Texas, to hear such disputes.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the Effective Date.

GSE Lining Technology, LLC		EMPLOYEE

/s/ Mark C. Arnold		/s/ Jeffery D. Nigh

By:	Mark C. Arnold	By:	Jeffery D. Nigh

Title:	CEO	Address:	1221 Firethorne Club Dr

Marvin NC 28173